Exhibit 10

LOAN MODIFICATION AGREEMENT

                                                This Loan Modification Agreement is entered into as of October    , 2002, by and between SENTO CORPORATION AND SENTO TECHNICAL SERVICES CORPORATION (jointly and severally, the “Borrower”) and Silicon Valley Bank (“Bank”).

1.                                       DESCRIPTION OF EXISTING INDEBTEDNESS:  Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, an Amended and Restated  Loan and Security Agreement, dated December 22, 1999, as may be amended from time to time, (the “Loan Agreement”).  The Loan Agreement provided for, among other things, a Committed Revolving Line in the original principal amount of Two Million Dollars ($2,000,000) and a Committed Equipment Line in the original principal amount of One Hundred Thousand Dollars ($100,000).  Pursuant to a Loan Modification Agreement dated April 28, 2000, the Committed Revolving Line was increased to Three Million Dollars ($3,000,000) and a Term Loan Commitment was incorporated, in the original principal amount of Five Hundred Thousand Dollars ($500,000).  Additionally, pursuant to a Loan Modification Agreement dated November 7, 2000, the Term Loan Commitment was increased to Two Million Dollars ($2,000,000).  Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness.”

2.                                       DESCRIPTION OF COLLATERAL AND GUARANTIES.  Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement.  Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the “Security Documents”.  Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the “Existing Loan Documents”.

3.                                       DESCRIPTION OF CHANGE IN TERMS.

A. Modifications to Loan Agreement.

1.                                       Sub-section (a) of Section 2.1.1 of the Loan Agreement is deleted and replaced with the following:

“Through the month ending January 31, 2003, Bank will make Advances not exceeding the lesser of (A) the Committed Revolving Line or (B) (i) the Borrowing Base, minus (ii) the outstanding amount of the Term Loan Commitment and the outstanding amount of the Committed Equipment Line.”

2.                                       Sub-section (b) of Section 2.1.1 of the Loan Agreement is deleted and replaced with the following:

“Interest Rate.  Advances accrue interest on the outstanding principal balance at a per annum rate equal to 1.50 percentage points above the Prime Rate.  After an Event of Default, Obligations accrue interest at 5 percent above the rate effective immediately before the Event of Default.  The interest rate increases or decreases when the Prime Rate changes.  Interest is computed on a 360 day year for the actual number of days elapsed.”

3.                                       Section 6.6 of the Loan Agreement is deleted and replaced with the following:

“Borrower will maintain as of the last day of each month, beginning with the September 2002 month-end:

(a)                                  Quick Ratio (Adjusted).  A ratio of Cash on deposit with Bank plus Accounts Receivable to the outstanding principal indebtedness under all Obligations owed to Bank of at least: 2.00 to 1.00.

(b)                                 Tangible Net Worth.  A Tangible Net Worth of at least $4,600,000.”

4.                                       Sub-section (d) of Section 6.2 of the Loan Agreement is deleted and replaced with the following:

“Bank has the right to audit Borrower’s Accounts at Borrower’s expense, but the audits will be conducted no more often than once every 6 months unless an Event of Default has occurred and is continuing.”

5.                                       The following is added as sub-section (e) to Section 6.2 of the Loan Agreement:

“Within 20 days after the last day of each month, Borrower will deliver to Bank a report of its Deferred Revenue for each customer.”

6.                                       Section 6.5 of the Loan Agreement is deleted and replaced with the following:

“Borrower will maintain with Bank its primary depository, operating and investment accounts.  Borrower has an existing investment account with Solomon Smith Barney, and Borrower agrees that any cash in such account, including cash available upon maturity of investments in such account, will be promptly invested through the investment account at Bank.  Borrower shall not renew or extend the maturity of its investments with or through Solomon Smith Barney.”

7.                                       Section 7.8 is amended by adding the following to the existing provisions of that section:

“Borrower shall not prepay any of the 7% Convertible Subordinated Debentures (the “Debentures”) issued pursuant to the Private Placement Memorandum dated January 31, 2000, without the prior written consent of Bank, which may be given or withheld in its sole discretion.”

8.                                       The period at the end of Section 8.8 shall be replaced with a semi-colon, and the following Sections 8.9 and 8.10 shall be added to the Loan Agreement as follows:

“8.9                           The occurrence of an event of default under any Debenture;

“8.10                     Borrower fails to extend the maturity date of the Debentures or fails to restructure, refinance or convert to equity the indebtedness due under the Debentures on or before January 31, 2003, in all cases on terms satisfactory to Bank in its sole discretion.”

9.                                       The following defined terms under Section 13.1 are hereby amended to read as follows:

                                                                                                                                                ““Borrowing Base” is 75% of Eligible Accounts.

“Committed Revolving Line” is a Credit Extension of up to $2,000,000.00.

                                                                                                                                                “Revolving Maturity Date” is January 31, 2003.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Bank (and identified as subordinated by Borrower and Bank), and, as of September 2002, including the outstanding indebtedness under the Debentures.”

4.                                       CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5.                                       PAYMENT OF LOAN FEE.  Borrower shall pay to Bank a fee in the amount of Five Thousand and 00/100 Dollars ($5,000.00) (the “Loan Fee”) plus all out-of-pocket expenses.

6.                                       NO DEFENSES OF BORROWER.  Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Indebtedness.

7.                                       CONTINUING VALIDITY.  Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  Bank’s agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness.  Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness.  It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing.  No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement.  The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

8.                                       WAIVER OF FINANCIAL COVENANT DEFAULTS.  Bank hereby waives Borrower’s existing default under the Loan Agreement by virtue of Borrower’s failure to comply with the Quick Ratio (Adjusted) and Tangible Net Worth covenants for the months of July and August 2002 and the Profitability covenant for the month of August 2002.  Bank’s waiver of Borrower’s compliance with these covenants shall apply only to the foregoing periods.  Accordingly, Borrower shall be in compliance with the Quick Ratio (Adjusted) and Tangible Net Worth covenants, as amended herein.

Bank’s agreement to waive the above-described default (1) in no way shall be deemed an agreement by the Bank to waive Borrower’s compliance with the Quick Ratio (Adjusted) and Tangible Net Worth covenants as of all other dates and (2) shall not limit or impair the Bank’s right to demand strict performance of these covenants as of all other dates and (3) shall not limit or impair the Bank’s right to demand strict performance of all other covenants as of any date.

9.                                       CONDITIONS.  The effectiveness of this Loan Modification Agreement is conditioned upon Borrower’s payment of the Loan Fee.

                                                This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

SENTO CORPORATION		SILICON VALLEY BANK

By:	By:
Name:	Name:
Title:	Title:

SENTO TECHNICAL SERVICES CORPORATION

By:
Name:
Title: